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EXHIBIT 23.4

CONSENT OF INDEPENDENT RESERVE ENGINEERS

        Ryder Scott Company has issued a report as of December 31, 2003, December 31, 2002 and December 31, 2001 of the "Estimated Future Reserves and Income Attributable to Certain Leasehold Interests (SEC Case)" of Transmeridian Exploration, Inc. and Subsidiaries. Ryder Scott Company consents to the reference in Form 10-K and in the following Registration Statements of Transmeridian Exploration, Inc. and in the related Prospectuses to Ryder Scott Company reserve report dated December 31, 2003, December 31, 2002 and December 31, 2001.

Form	Description
S-8	Registration of 5,000,000 shares of common stock (No. 333- 105610)
S-8	Registration of 2,500,000 shares of common stock (No. 333-105609)
/s/ RYDER SCOTT COMPANY, L.P. Houston, Texas April 2, 2004

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CONSENT OF INDEPENDENT RESERVE ENGINEERS